Exhibit 107

CALCULATION OF THE REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
€800,000,000 7.375% Sustainability-Linked Senior Notes due 2029	€800,000,000	100%	€800,000,000	$94,331.20(1)
€500,000,000 7.875% Sustainability-Linked Senior Notes due 2031	€500,000,000	100%	€500,000,000	$58,957.00(1)
$600,000,000 7.875% Sustainability-Linked Senior Notes due 2029	$600,000,000	100%	$600,000,000	$66,120.00(2)
$500,000,000 8.125% Sustainability-Linked Senior Notes due 2031	$500,000,000	100%	$500,000,000	$55,100.00(2)
Total	$2,491,000,000(4)	N/A	$2,491,000,000(4)	$274,508.20(3)

(1)      Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the euro/dollar rate of exchange of €1/$1.07 as of March 1, 2023, as reported by Bloomberg.

(2)     Calculated in accordance with Rule 457(r) under the Securities Act.

(3)     We have previously paid $622,500 in registration fees in connection with the offering of our securities having an aggregate offering price of up to $5,000,000,000 pursuant to the registration statement filed on Form S-3 (File No. 333-222767) by Teva Pharmaceutical Industries Limited and certain of its finance subsidiaries on January 29, 2018. Pursuant to Rule 457(p) under the Securities Act, $464,487.55 of the previously paid registration fee was carried forward to the Registration Statement on Form S-3ASR (No. 333-260519) filed on October 27, 2021. As of the date hereof, $158,012.45 was unused. Pursuant to Rule 457(p) under the Securities Act, we carry forward these unused filing fees to partially offset the registration fee of $274,508.20 due in connection with this prospectus supplement. The balance of the registration fee is $116,495.75.

(4)     Calculated based upon the euro/dollar rate of exchange of €1/$1.07 as of March 1, 2023, as reported by Bloomberg.